UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 22, 2013

Aradigm Corporation

(Exact name of registrant as specified in its charter)

California	000-28402	94-3133088
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3929 Point Eden Way, Hayward, California		94545
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 265-9000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 22, 2013, Aradigm Corporation (the “Company”) convened its Annual Meeting of Shareholders (the “Meeting”). Three proposals were presented and voted on and the results for the three proposals were reported at the Meeting. Set forth below are the results reported at the Meeting for proposals 1, 2 and 3.

Proposal 1 – Election of Frank H. Barker, Igor Gonda, Helen E. Short, John M. Siebert and Virgil D. Thompson as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

All of the following five nominees for directors were elected to hold offices until the next annual meeting of shareholders and until their successors are elected:

Nominee	For	Withheld	Non-votes
Frank H. Barker	70,847,808	79,388,633	33,311,307
Igor Gonda	70,855,408	79,381,033	33,311,307
Helen E. Short	149,915,092	321,349	33,311,307
John M. Siebert	70,856,908	79,379,533	33,311,307
Virgil D. Thompson	70,850,824	79,385,617	33,311,307

The five nominees received the highest number of “For” votes from the holders of votes of shares present in person or represented by proxy and entitled to vote at the Meeting on the election of directors. Withheld votes and broker non-votes have no effect on the outcome of the election of directors.

Proposal 2 – Approval of an amendment to Aradigm’s Employee Stock Purchase Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 2,500,000 shares.

For:	147,261,252
Against:	2,838,984
Abstain:	136,205
Non-votes:	33,311,307

Proposal 2 received “For” votes from the holders of at least a majority of the outstanding shares of common stock present either in person or by proxy and entitled to vote at the Meeting. Proposal 2 therefore passed.

Proposal 3 – Ratification of the selection of OUM & Co. LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

For:	182,770,424
Against:	406,352
Abstain:	370,972
Non-votes:	0

Proposal 3 received “For” votes from the holders of at least a majority of the outstanding shares of common stock present either in person or by proxy and entitled to vote at the Meeting. Proposal 3 therefore passed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARADIGM CORPORATION

Dated: May 28, 2013	By:	/s/ Nancy Pecota
Name: Nancy Pecota
Title: Vice President, Finance and Chief Financial Officer

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